Exhibit 99.1

Equitable Resources Elects Two New Board Members

Growing E&P Gas Company Adds Philip Behrman and A. Bray Cary

PITTSBURGH, July 9, 2008 — Equitable Resources, Inc. (NYSE: EQT) today announced the election of two board members who bring a diversity and breadth of national experience in both gas and oil exploration and entrepreneurial business development.

Philip “Phil” Behrman retired July 1 as Senior Vice President, Worldwide Exploration for Marathon Oil Corporation, where he held progressively responsible positions in the U.S. and internationally.  Marathon Oil is engaged in exploration, production and marketing of crude oil and natural gas.

Bray Cary is currently president and chief executive officer of West Virginia Media Holdings, LLC, but is nationally known as a sports marketing entrepreneur. Earlier in his career, Cary was Founder and President of Creative Sports Marketing, Inc., Sports Consultant for ESPN, Inc. and Vice President, TV and Technology for National Association for Stock Car Auto Racing, Inc. (NASCAR).

“Bray Cary and Phil Behrman offer the additional national and international perspective we need to help us see the ‘Big Picture,’” said Equitable Chairman and Chief Executive Officer Murry Gerber.

Behrman began his 30-year career in the energy business after receiving his BS and PhD in Geology from the University of California.  Before joining Marathon Oil, Behrman was employed by British Petroleum, PLC in various exploration and production positions throughout the United States.  He was also Division Manager, Exploration, and Acting Vice President, Exploration, for Vastar Resources, Inc.

In 2001, after playing a role in priming the national growth of  NASCAR, Cary returned to his native West Virginia to establish and grow West Virginia Media Holdings, a print and broadcast organization that reaches more than 90 percent of the Mountain State’s population with newsgathering and entertainment.  Cary holds BS and MPA degrees from West Virginia University, and is a strong advocate for the state’s economic development.

Equitable Resources is an integrated energy company with emphasis on natural gas production, supply, transmission and distribution, and is the largest natural gas company in the Appalachian Basin.

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